EXHIBIT 23.3

Bark Group Inc.
Att.: Mr. Bent Helvang, Chairman
Østergade 17-19, 3. floor
DK-1100 Copenhagen K
Denmark

Consent of Independent Auditors

We consent to the use in this Amendment No. 3 of Registration Statement No. 333–150526 of Bark Group, Inc. on Form S-1 of our report dated March 12, 2008 related to the financial statements of Bark Media ApS as of 14 May 2007 and 31 December 2006 and for the period from 1 January 2007 to 14 May 2007 and year ended 31 December 2006 (which report expresses an unqualified opinion and in-cludes an explanatory paragraph relating to differences between accounting principles generally ac-cepted in Denmark and accounting principles generally accepted in the United States), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the head-ing “Experts” in such prospectus.

Copenhagen, August 12, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)